EXHIBIT 10.36

COLLATERAL ASSIGNMENT

1. The undersigned (the “Assignor”) hereby assigns, transfers and sets over to Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950 (the “Assignee”) to the extent of the sum of $323,500 plus the total of any and all amounts heretofore or hereafter advanced by Assignee to or for the benefit of Assignor for the payment of premiums or a portion of the premiums (collectively the “Assignee’s Interest”) pursuant to a Split-Dollar Insurance Agreement between the parties with respect to Policy Number 45277415, issued by New York Life Insurance Company (the “Insurer”) and any supplementary contracts issued in connection therewith (collectively, the “Policy”) on the life of Dr. David M. Goldenberg, as collateral security to such Split- Dollar Insurance Agreement, subject to all the terms and conditions of the Policy and to all superior liens, if any, which the Insurer may have against the Policy. Assignor by this Collateral Assignment agrees and Assignee by the acceptance of this Collateral Assignment agrees to the conditions and provisions herein set forth.

2. It is expressly agreed that only the following specific rights are included in this Collateral Assignment and pass by virtue hereof to Assignee and may be exercised solely by Assignee:

a. The right to obtain, upon the surrender of the Policy by Assignor, an amount of the cash surrender proceeds up to the amount of the Assignee’s Interest in the Policy.

b. The right to collect from the net proceeds of the Policy when it becomes a claim by reason of the death of Dr. David M. Goldenberg, up to the amount of the Assignee’s Interest in the Policy.

3. It is intended that no rights as owner of the Policy are to be assigned to Assignee in this Collateral Assignment, including but not limited to, the right to assign or revoke the assignment of the Policy, select settlement and dividend options, to pledge the Policy or borrow on the security of the Policy and to surrender and cancel the Policy, and all such rights are reserved by Assignor and may be exercised by Assignor without the signature or consent of Assignee.

4. It is expressly agreed that if any premiums for the Policy are waived in accordance with any supplemental agreement for total and permanent disability benefits, the

Assignee’s Interest shall not be increased by any such premium waived under said supplemental agreement. It is further expressly agreed that Assignor shall have the sole right to collect from the Insurer any disability benefit paid in cash.

5. The Insurer is hereby authorized to recognize Assignee’s claims to rights hereunder without investigating the reason for any action taken by Assignee, or the giving of any notice, or the application to be made by Assignee for any amounts to be paid to Assignee. The sole signature of Assignee shall be a full discharge and release to the Insurer.

6. Assignor declares that no proceedings in bankruptcy are pending against it and that its property is not subject to any assignment for the benefit of creditors.

7. While this Collateral Assignment is in force, Assignor directs that all premium notices be sent to Assignee at the address furnished by Assignee.

8. If this Agreement is terminated, Assignee shall, upon payment to it of the amount equal to the Assignee’s Interest, execute all documents necessary to terminate any rights granted to Assignee and transfer them to Assignor.

IN WITNESS WHEREOF, this instrument has been signed as of the 19th day of SEPTEMBER, 1994.

Trustees of the David M. Goldenberg Insurance Trust dated August 5, 1994

By:
Witness		EVA J. GOLDENBERG, Trustee

Witness		DEBORAH S. GOLDENBERG, Trustee

Witness		DENIS C. GOLDENBERG, Trustee

Witness		NEIL A. GOLDENBERG, Trustee

Witness		LEE R. GOLDENBERG, Trustee

Accepted this 19th day of SEPTEMBER, 1994

Immunomedics, Inc.

By:
Witness		Signature, Title